EXHIBIT 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references in this Form 10-K of Marathon Oil Corporation (“the Company”), to our summary report on the estimated quantities of certain proved reserves of oil and gas, net to the Company’s interest, as of December 31, 2008, and to such report being filed as an exhibit to this Form 10-K. We also consent to the incorporation by reference of such reports in the Registration Statements

On Form S-3ASR:		Relating to:

File No.	333-146772	Common Stock
	333-144874	Marathon Oil Corporation Debt Securities, Common Stock, Preferred Stock, Warrants and Stock Purchase Contracts/Units
	333-157824	Dividend Reinvestment and Direct Stock Purchase Plan

On Form S-8:		Relating to:

File No.	33-56828	Marathon Oil Company Thrift Plan
	333-29699	1990 Stock Plan
	333-29709	Marathon Oil Company Thrift Plan
	333-52751	1990 Stock Plan
	33-41864	1990 Stock Plan
	333-104910	Marathon Oil Corporation 2003 Incentive Compensation Plan
	333-143010	Marathon Oil Corporation 2007 Incentive Compensation Plan

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/S/ C.H. (SCOTT) REES III
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

February 25, 2010